FOR IMMEDIATE RELEASE

OurPet’s Company Reports Record 2013 Third Quarter
Net Revenue and Net Income

FAIRPORT HARBOR, Ohio – October 29, 2013 – OurPet's Company (OTCQB:OPCO www.ourpets.com), a leading proprietary pet supply company, today reported that net revenue increased 34% to $5,737,568 and net income increased to $339,261 for the three months ended September 30, 2013 compared to a net loss of $130,097 for the third quarter 2012. Net revenue and net income were both third quarter records. Gross profit margin increased more than 6 percentage points to 32.2% of net sales compared to the same period last year and income tax expense was $250,020 in the 2013 third quarter versus an income tax benefit of $53,869 a year ago. Diluted earnings per share were $0.02 for the 2013 third quarter versus a loss of $0.01 per share for the same period a year ago.

Dr. Steven Tsengas, Chairman and CEO, commented, “Our record 2013 third quarter results reflect solid progress and position us to achieve additional improvements across our business in the fourth quarter and into next year. Our long-term growth strategy includes double-digit increases in net revenue and net income as we continue to execute our plans in multiple sales channels and with ongoing attention to our operating margins. The net revenue increase for the most recent quarter was specifically due to solid performance in our base business and core product lines. Sales in three of our strategic channels -- grocery, mass retail and pet specialty -- all grew substantially compared to the same period last year. Our sales are also being complemented by higher international sales which were up over 42% from the same quarter a year ago”.

Dr. Tsengas added, “During the first nine months of 2013, we further strengthened our balance sheet through substantial reductions in long-term debt and a solid increase in stockholders’ equity. As we look toward 2014, our performance is expected to be driven through growth in our base business and further expansion of core product lines including the launch of new innovative products that will be industry trendsetters”.

2013 Third Quarter Results

Net revenue increased $1,467,616 to $5,737,568 for the 2013 third quarter from the same period a year ago. The year-over-year growth in net revenue was attributable to substantially higher sales to a majority of the Company’s top customers, especially in the food, drug and mass markets, plus further diversification in the Company’s sales channels.

Gross profit increased 66% to $1,848,033 for the 2013 third quarter versus a year ago. Gross profit margin increased to 32.2% for the third quarter from 26.0% for the same period a year ago. These increases benefited from the higher year-over-year sales gains and improved operating leverage.

Income from operations was $582,047 for the 2013 third quarter versus a loss from operations of $147,879 for the same period a year ago.

Income before taxes was $589,281 versus a loss of $183,966 for the same period in 2012.

Income tax expense was $250,020 for the 2013 third quarter compared to a benefit of $53,869 for the same period a year ago.

Net income was $339,261 for the 2013 third quarter compared to a loss of $130,097 for the same period last year. Net income per share was $0.02 for the three months ended September 30, 2013 versus a loss of $0.01 a year ago

2013 First Nine Months Results

Net revenue increased 9% to $15,526,715 for the first nine months of 2013 from $14,213,342 for the same period a year ago, principally due to greater variety of customers coupled with improved product mix.

Gross profit increased 30% to $4,712,600 for the first nine months of 2013 versus $3,623,811 a year ago. Gross profit margin increased to 30.4% for the 2013 year-to-date period from 25.5% last year. These increases were principally due to higher sales and improved operating leverage.

Income from operations was $1,146,106 for the first nine months of 2013 compared to $59,882 the prior year.

Income before taxes was $1,106,786 for the nine-month 2013 year-to-date period versus a loss before taxes of $50,948 in 2012.

Income tax expense was $411,159 for the first nine months of 2013 compared to an income tax benefit of $11,033 for the same period a year ago.

Net income was $695,627 for the first nine months of 2013 compared to a net loss of $39,915 for the 2012 year-to-date period. Net income per share was $0.04 for the nine months ended September 30, 2013 versus a net loss per share of $0.01 last year.

About OurPet's Company
OurPet's Company designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investors and customers may visit www.ourpets.com for more information about the Company and its products. The Company's websites include www.ourpets.com and www.petzonebrand.com.

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign currency rates; rising costs for raw materials and sources of supply that may be limited or unavailable from time to time; the timing of orders booked; and the other risks that are described from time to time in OurPet's SEC reports.

CONTACT:	INVESTOR RELATIONS:
OurPet’s Company	InvestQuest, Inc.
Dr. Steven Tsengas, CEO	Robert Lentz
(440) 354-6500 (Ext. 111)	(614) 876-1900

OURPET'S COMPANY AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2013 2012		2013 2012

Net revenue	$5,737,568	$4,269,952	$15,526,715	$14,213,342
Cost of goods sold	3,889,535	3,158,042	10,814,115	10,589,531
Gross profit on sales	1,848,033	1,111,910	4,712,600	3,623,811

Selling, general and administrative expenses	1,265,986	1,259,789	3,566,494	3,563,929

Income (loss) from operations	582,047	(147,879)	1,146,106	59,882

Other (income) and expense, net	(45,875)	68	(86,658)	(8,344)
Interest expense	38,641	36,019	125,978	119,174
Income (loss) before taxes	589,281	(183,966)	1,106,786	(50,948)

Income Tax expense (benefit)	250,020	(53,869)	411,159	(11,033)
Net Income (loss)	$339,261	$(130,097)	$695,627	$(39,915)

Basic and Diluted Net Income (Loss) Per Common
Share After Dividend Requirements For Preferred
Stock	$0.02	$(0.01)	$0.04	$(0.01)

Weighted average number of common and
equivalent shares outstanding used to calculate
basic and diluted earnings per share	18,892,362	15,811,250	17,954,937	15,809,771

OURPET'S COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2013	2012
ASSETS
Cash and equivalents	$161,238	$21,269
Receivables, net	2,934,786	2,540,640
Inventories, net	5,618,611	5,665,040
Prepaid expenses	407,292	190,967
Deferred Tax Asset, net	23,460	93,838
Total current assets	9,145,387	8,511,754

LONG TERM ASSETS
Property and equipment, net	1,924,264	1,996,535
Patents, net	326,763	296,478
Intangible Assets	461,000	461,000
Goodwill	67,511	67,511
Deposits and Other assets	18,003	18,003
Total long term assets	2,797,541	2,839,527

Total assets	$11,942,928	$11,351,281

LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable	$100,000	$100,000
Current maturities of long-term debt	471,648	517,531
Accounts payable	1,534,058	1,610,752
Accrued expenses	723,315	484,063
Total current liabilities	2,829,021	2,712,346

LONG TERM LIABILITIES
Long-term debt - less current portion above	783,614	837,150
Revolving line of credit	1,885,032	2,259,032
Deferred income taxes	218,438	196,435
Total long term liabilities	2,887,084	3,292,617

Total liabilities	5,716,105	6,004,963

Stockholders' Equity	6,226,823	5,346,318

Total liabilities and stockholders' equity	$11,942,928	$11,351,281